Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of June 17, 2014 (the “Effective Date”), between InVivo Therapeutics Holdings Corp. (the “Company”), and Steven F. McAllister (the “Executive”).

WITNESSETH THAT:

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of May 30, 2014 (the “Prior Agreement”); and

WHEREAS, the Company and the Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement;

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Executive and the Company as follows:

1.                                      Employment.

(a)                                 Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein.  The Executive understands and agrees that employment with the Company is “at-will,” which means that either the Executive or the Company may terminate the Executive’s employment at any time, for any reason, or for no reason, by providing notice thereof to the other party, subject to the terms of this Agreement. The Executive acknowledges that this Agreement does not constitute a contract of employment for any particular period of time or impose on the Company any obligation to retain the Executive as an employee.  If the Executive’s employment with the Company terminates for any reason, the Executive shall be deemed to have resigned, effective as of such termination, from his position as an officer or director of any subsidiary of the Company, and the Executive hereby agrees to promptly execute resignation letters documenting such resignations upon request of the Company.

(b)                                 Position. The Executive shall serve as the Chief Financial Officer of the Company. In addition, the Executive shall serve as Chief Financial Officer of InVivo Therapeutics Corporation, the Company’s wholly owned subsidiary.  The Executive shall be based at the Company’s headquarters in Cambridge, MA.

(c)                                  Duties and Responsibilities. The Executive agrees that he shall perform his duties faithfully and efficiently subject to the directions of the Board of Directors of the Company (the “Board”) and the Chief Executive Officer.  The Executive shall not, without his consent, be assigned tasks that would be inconsistent with those of Chief Financial Officer.  The Executive shall report to the Chief Executive Officer and shall have such authority, power, responsibilities and duties as are inherent in his position (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(d)                                 While the Executive is employed by the Company, the Executive shall devote his full business time, energies and talents to serving as its Chief Financial Officer.  The Executive may, however, serve on outside Boards, to the extent that such activities do not materially inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any subsidiary and the Executive has obtained written consent from the Company.

(e)                                  The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

2.                                      Compensation.  Subject to the terms of this Agreement, while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)                                 Salary.  Effective as of June 30, 2014 the Company shall pay the Executive a salary at the annual rate of $265,000, paid in accordance with the Company’s usual payroll practices.  This salary will be reviewed annually by the Board (or a designated committee thereof) and may be adjusted upward (but not downward without the Executive’s consent) in the sole discretion of the Board (or a designated committee thereof).

(b)                                 Bonus.  The Executive shall be eligible to receive an annual target bonus of 25% of his annual salary, subject to his performance of specified objectives to be established by the Chief Executive Officer each year.  Actual bonus payout may be below or above the annual target bonus subject to performance.

(c)                                  Stock Option.  On the Effective Date, the Executive shall receive a 10-year stock option under the Company’s 2010 Equity Incentive Plan to purchase 250,000 shares of the Company’s common stock at an exercise price equal to the closing price of a share of common stock as of the Effective Date, and such option shall be exercisable as to 25% of the original number of shares subject to the option on the first anniversary of the Effective Date, with the remainder vesting monthly in equal installments until fully vested on the fourth anniversary of the Effective Date, provided that the Executive remains continuously employed by the Company on each such vesting date.

(d)                                 Other Benefits.  The Executive shall be eligible for all medical, dental and other benefits and fringe benefits, including, without limitation, vacation benefits in accordance with the Company’s policies and practices for paid vacation to the same extent and on the same terms as those benefits are provided by the Company from time to time to the Company’s other senior management executives.  Accrued but unused vacation time may not be carried over from year to year and shall not be paid in cash if not used during the calendar year.  In addition, the Company shall pay for the Executive’s parking at or near the Company’s headquarters at One Kendall Square, Cambridge, MA.

(e)                                  Expense Reimbursement.  The Company will reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, provided that such expenses are incurred and accounted for in accordance with the reasonable policies and procedures established by the Company.

(f)                                   Withholding.  All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

(g)                                  Indemnification and Insurance.

(i)                                     The Company and the Executive, contemporaneously with the execution of the Prior Agreement, previously entered into the Company’s standard Indemnification Agreement pursuant to which the Company has agreed to indemnify and hold harmless the Executive to the fullest extent permissible by law.

(ii)                                  The Company shall maintain directors and officers liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and the Executive shall be covered under such insurance to the same extent as other senior management Executives of the Company and the Board.

3.                                      Termination.  The Executive’s employment with the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)                                 At the election of the Company, for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based.  For the purposes of this Section 3(a), “Cause” shall mean (i) a good faith finding by the Company that (A) the Executive has failed to perform his reasonably assigned duties for the Company and has failed to remedy such failure within 10 days following written notice from the Company to the Executive notifying him of such failure, or (B) the Executive has engaged in dishonesty, gross negligence or misconduct, or (C) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony;

(b)                                 Upon the death or permanent disability of the Executive, if such disability renders the Executive incapable of performing his duties, as reasonably determined by the Company and if the Executive is considered to be disabled with the meaning of the relevant Treasury Regulation sections;

(c)                                  At the election of either party, upon not less than ten (10) days’ prior written notice of termination; or

(d)                                 At the election of the Executive, for Good Reason (as defined below), immediately upon written notice by the Executive to the Company, which notice shall identify the Good Reason upon which the termination is based.  For the purposes of this Section 3(d), “Good Reason” for termination shall mean (i) a material adverse change in the Executive’s authority, duties or compensation without the prior consent of the Executive, or (ii) a material breach by the Company of the terms of this Agreement, which breach is not remedied by the Company within 10 days following written notice from the Executive to the Company notifying it of such breach.

4.                                      Rights Upon Termination.  Upon the Executive’s Date of Termination (as defined below), the Company shall provide to the Executive the following:

(a)                                 Accrued Obligations.  The Company will pay the Executive his Accrued Obligations (as defined below) promptly following such termination.  For purposes of this Agreement, “Date of Termination” means the last day the Executive is employed by the Company pursuant to this Agreement, and “Accrued Obligations” means (i) the portion of the Executive’s salary as has accrued prior to the Date of Termination and has not yet been paid, (ii) an amount equal to the value of any accrued unused vacation days for the current calendar year, (iii) the amount of any annual bonus declared but not yet paid and (iv) the amount of any expenses properly incurred by the Executive on behalf of the Company prior to any such termination and not yet reimbursed pursuant to Section 2(e) hereof.

(b)                                 Severance.  If the Executive’s employment is terminated (i) by the Company without Cause within six months following a Change of Control (as defined in the Company’s 2010 Equity Incentive Plan), (ii) under Section 3(c) (only if termination is elected by Company, not if elected by Executive) or (iii) under Section 3(d), the Company shall continue to pay the Executive his base salary as in effect on the Date of Termination, paid in accordance with the Company’s usual payroll practices, for a period of six (6) months following the Date of Termination.  The payment to the Executive of the amounts payable under this Section 4(b) shall (1) be contingent upon the execution by the Executive of a release in a form reasonably acceptable to the Company and (2) constitute the sole remedy of the Executive in the event of a termination of the Executive’s employment in the circumstances set forth in this Section 4(b).

(c)                                  COBRA.  The Executive and any of his dependents shall be eligible for COBRA continuation coverage (as described in section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”)) at the Executive’s own cost to the extent permitted by applicable law.

(d)                                 Other Benefits.  The Company shall provide any other payments or benefits to be provided to the Executive by the Company or a subsidiary pursuant to any employee benefit plans or arrangements established or adopted by the Company or a subsidiary (including, without limitation, any rights to indemnification from the Company (or from a third-party insurer for directors and officers liability coverage) under Section 2(g) or otherwise with respect to any costs, losses, claims, suits, proceedings, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to the Executive’s employment by the Company or the Executive’s service as an officer), to the extent such amounts are due from the Company in accordance with the terms of this Agreement or such plans or arrangements.

5.                                      Proprietary Information.

(a)                                 The Executive agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  Without limitation, Proprietary Information shall include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, development plans, research data, clinical data, confidential communications with regulatory bodies and other third parties, financial data, personnel data, computer programs, customer and supplier lists, and contacts with or knowledge of customers or prospective customers of the Company.  The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company with authorization to access the information or use the same for any purposes (other than in the performance of his duties as an Executive of the Company) without approval by an officer of the Company, during or after his employment with the Company, unless and until such Proprietary Information has become public knowledge without fault of the Executive or such disclosure is required by law.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic, or other tangible material containing Proprietary Information, in any form, whether created by the Executive or others, which shall come into his custody or possession, shall be the exclusive property of the Company and will be used by the Executive only in the performance of his duties for the Company.  All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the Date of Termination.  After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(c)                                  The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 5(a) and 5(b), and his obligation to return materials and tangible property, set forth in Section 5(b), also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties, including licensors and licensees, who may have disclosed or entrusted the same to the Company or to the Executive.

6.                                      Inventions.

(a)                                 The Executive will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by him, or under his direction, or jointly with others, during his employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”).

(b)                                 The Executive agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of his right, title and interest in and to all Inventions and related patents, patent applications, trade secrets, copyrights and copyright applications.  However, this Section 6(b) shall not apply to Inventions which are unrelated to the present or planned business or research and development of the Company and which are made and conceived by the Executive outside of normal working hours, outside the Company’s premises and do not involve use of the Company’s tools, devices, equipment or Proprietary Information.  The Executive understands that, to the extent this Agreement is to be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 6(b) shall be interpreted to not apply to any invention which a court rules and/or the Company agrees to fall within such classes.

(c)                                  The Executive agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of patents, trademarks, copyrights and other intellectual property rights (both in the United States and foreign countries) relating to Inventions.  The Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention.  The Executive further agrees that if the Company is unable to secure the signature of the Executive on any such papers with reasonable effort, an executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of the Executive, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described herein.

7.                                      Remedies.  The Executive agrees and acknowledges that his breach of Sections 5 or 6 cannot be reasonably or adequately compensated for in money damages alone and would cause irreparable injury to the Company.  Accordingly, the Executive agrees that, with respect to a breach of such Sections, the Company is entitled to, in addition to all other rights and remedies available to the Company at law or in equity, specific performance and immediate injunctive relief, without posting a bond.

8.                                      Non-Compete and Non-Solicitation.

(a)                                 Restricted Activities.  While the Executive is employed by the Company and for a period of one (1) year after the Date of Termination for any reason, the Executive will not directly or indirectly:

(i)                         Engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company while the Executive was employed by the Company; or

(ii)                      Either alone or in association with others (i) solicit, or permit any organization directly or indirectly controlled by the Executive to solicit, any Executive of the Company to leave the employ of the Company, or (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Executive’s employment with the Company.

(b)                                 Extension.  If the Executive violates the provisions of Section 8(a), the Executive shall continue to be bound by the restrictions set forth in Section 8(a) until a period of one year has expired without any violation of such provisions.

(c)                                  Interpretation.  If any restriction set forth in Section 8(a) is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)                                 Equitable Remedies.  The restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 8 is likely to cause the Company substantial and irrevocable damage which is difficult to measure.  Therefore, in the event of any such breach or threatened breach, the Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 8 and the Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

9.                                      Compliance with Section 409A

(a)                                 General.  It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the related Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.  If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the timing of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive).

(b)                                 Distributions on Account of Separation from Service.  If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c)                                  6 Month Delay for “Specified Employees”.

(i)                         If the Executive is a “specified employee”, then no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A.  Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule, and there shall be added additional amounts to any payments that are delayed pursuant to this provision to reflect interest at the prime rate as reported in the Wall Street Journal for the date of the Executive’s separation from service.  Such interest shall be calculated from the date on which the payment otherwise would have been made until the date on which the payment is made.

(ii)                      For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d)                                 No Acceleration of Payments.  Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e)                                  Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)                                   Taxable Reimbursements.

(i)                         Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii)                      The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii)                   The right to Taxable Reimbursements shall not be subject to liquidation or exchange for another benefit.

10.                               Survival.  The Executive agrees that his obligations under Sections 5, 6, 8 and 9 of this Agreement shall survive the termination of his employment or the Agreement, regardless of the reason for such termination.

11.                               Acknowledgement.  The Executive acknowledges and agrees that the Company does not desire him to use any confidential information of any prior employer during his employment hereunder and that the Company will not ask for nor accept any such confidential information.  This acknowledgement shall not reduce or otherwise affect the Executive’s rights to indemnification from the Company.

12.                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts.  Both parties agree to exclusive venue in the state (Middlesex County) or federal courts located in the Commonwealth of Massachusetts.

14.                               Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

15.                               Successors and Assigns.

(a)                                 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

16.                               Executive’s Beneficiaries. In the event the Executive dies during the term of this Agreement, any amounts remaining to be paid to the Executive shall be paid to the beneficiary designated by the Executive or, if none, to the Executive’s estate at the same time that they would have been paid to the Executive.

17.                               Entire Agreement.  This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may be modified or amended only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

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IN WITNESS WHEREOF, the parties have executed this Second Amended and Restated Employment Agreement as of the Effective Date.

Company

InVivo Therapeutics Holdings Corp.

By:	/s/ Mark Perrin
Name:	Mark Perrin
Title:	CEO

Executive

Steven F. McAllister

/s/ Steven F. McAllister